AUTOEYE, Inc.

                                   Amendment
                                     to the
                          Certificate of Incorporation


     Pursuant  to  the  provisions  of the  Delaware  General  Corporation  Law,
Autoeye,   Inc.   adopts  the  following   Amendment  to  its   Certificate   of
Incorporation:

      The following amendment was adopted on February 25, 2000. Such amendment was adopted by a vote of the shareholders. Notice of the Meeting of Shareholders at which the amendment was adopted was given in accordance with Section 222 of the Delaware General Corporation Law. The number of shares voted for the amendment was sufficient for approval pursuant to Section 242 of the Delaware General Corporation Law.

                                    Amendment

      Article I of the Certificate of Incorporation is amended to read as follows:

      The name of the Corporation is forestindustry.com Inc.


                                         AUTOEYE, Inc.

                                         By ___________________________
Date: February 25, 2000                        Andrew Hromyk
                                               Secretary and a Director